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                                                            Exhibit (c)(1)(ii)

                                       December 18, 1997


Deflecta-Shield Corporation
1275 Sherman Drive
Longmont, CO  80502

         1. Reference is made to the Agreement and Plan of Merger among Lund International Holdings, Inc., Zephyros Acquisition Corporation and Deflecta-Shield Corporation, dated as of November 25, 1997 (the "Merger Agreement"). Terms that are defined terms in the Merger Agreement shall have the same meaning when used herein unless otherwise specifically stated.

         2. The second sentence of Section 2.4 of the Merger Agreement hereby is amended to read in its entirety as follows: "In consideration of such cancellation and purchase, the holders of such Options and Trailmaster Options shall receive for each Share subject to such Option or Trailmaster Option an amount (subject to any applicable withholding tax) in cash equal to the excess, if any, of the Offer Price over the per Share exercise price of such Option or Trailmaster Option."

         3. Except as herein stated the Merger Agreement shall continue in full force and effect.

         4. This letter agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

         Please indicate your agreement to the terms and conditions of this letter agreement by executing it in the space provided below.

                                  Lund International Holdings, Inc.


                                  By:
                                      -------------------------------------
                                  Zephyros Acquisition Corporation


                                  By:
                                      -------------------------------------
Agreed to:

Deflecta-Shield Corporation


By:
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